Exhibit 10.14

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This Settlement Agreement and Mutual General Release (“Agreement”) is made and entered into between Dee Kelly (hereinafter referred to as “Consultant”) on the one hand and CryoPort, Inc., a Nevada corporation (hereinafter referred to as the “Company”) on the other hand as of July 24, 2009.  Consultant and the Company are collectively referred to hereinafter as the “Parties.”

RECITALS

A.           Consultant entered into an agreement with the Company to provide certain services.

B.           Consultant has now terminated her agreement with the Company and will no longer provide services to the Company effective August 20, 2009 (“Effective Date”).

C.           Having agreed to compromise, settle, and discharge all claims, controversies, demands, actions, or causes of action which the Parties may have, or claim to have, against each other, the Parties now desire to memorialize that agreement in this final form.

NOW, THEREFORE, IN CONSIDERATION of the promises, covenants and agreements herein contained, the Parties hereto agree as follows:

1.           As partial consideration for Consultant’s release set forth herein, the Company agrees to pay to Consultant on July 31, 2009 the sum of $14,000 representing the amount of deferred compensation due Consultant under her agreement, the payment of which sum the parties had previously agreed to defer.  The foregoing amount is paid in full settlement of any and all claims that Consultant may have against the Company as of the date hereof.  In addition, the Company agrees to pay Consultant on July 31, 2009, the additional sum of $8,319.08, representing her consulting fee for the period August 1, 2009 to the Effective Date and reimbursement of Consultant’s business expenses.  Consultant agrees to continue to faithfully fulfill her duties to the Company through the Effective Date.

2.           In exchange for the mutual releases and promises contained herein, Consultant and Company hereby irrevocably and unconditionally release, acquit, and forever discharge each other, as well as all agents, officers, directors, shareholders, employees, representatives, contractors and attorneys of Company and Consultant, and all persons acting by, through, under or in concert with any of them, and each of their respective heirs, successors, and assigns (collectively, “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort including defamation, or any legal restrictions on Company’ right to terminate employees or contractors, or any federal, state or other governmental statute, regulation or ordinance, including, without limitation: (1) The Civil Rights Act of 1964, as amended; (2) 42 U.S.C. § 1981; (3) The California Fair Employment and Housing Act; (4) Section 503 of the Rehabilitation Act of 1973; (5) The Americans With Disabilities Act; (6) The Fair Labor Standards Act (including the Equal Pay Act); (7) The California Constitution; (8) The California Labor Code; (9) The Family Medical Leave Act; (10) The California Family Rights Act; (11) The Employee Retirement Income Security Act, as amended; (12) the Age Discrimination in Employment Act; (13) wage claims of all types, whether for non-payment or late payment, overtime, rest periods, meal periods, deductions or penalties; (14) wrongful termination in violation of public policy; and (15) unfair business practices (collectively, “claim” or “claims”) which Consultant or Company now have, or claim to have, or which Consultant and Company at any time heretofore had, or claimed to have, or which Consultant at any time hereinafter may have, own or hold, claim to have, own or hold against any of the Releasees, including but not limited to claims which arise out of or relate to Consultant’s services to the Company, or any matter or thing that was or could have been alleged against Releasees.

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3.           By executing this Agreement, Consultant is knowingly and voluntarily waiving and releasing any claims she may have against Company for age discrimination under the Age Discrimination in Employment Act (ADEA).  Consultant is therefore hereby advised to consult with her attorney prior to executing this Agreement.  Consultant represents that she has been advised of and understands that this Agreement forever waives and releases any claims she may have against Company for age discrimination under the ADEA and that she has been advised of her rights under the Older Workers Benefits Protection Act (OWBPA).  Under the ADEA and the OWBPA, Consultant has 21 days within which to consider this Agreement.  Having had the opportunity for advice of counsel, however, Employee hereby knowingly and voluntarily waives her right under the ADEA and the OWBPA to 21 days to consider the terms of this Agreement by executing the Agreement prior to the expiration of the 21 day period.  Consultant hereafter has 7 days within which to revoke her agreement to waive and revoke her rights under the ADEA and the OWBPA, and will provide written notice within that time to counsel for Company by telefax transmission to Mark Ziebell, Esq., Snell & Wilmer, L.L.P., fax number (714) 427-7799, if she so chooses.  This Agreement becomes effective only when the 7 days have passed without a revocation being received.  This Agreement will be revoked in its entirety if such notice is given, and Company will have no obligation to make any of the payments or take any of the actions provided by this Agreement.

4.           It is understood and agreed that this is a full, complete and final general release of any and all claims described as aforesaid, and that Consultant and Company agree that it shall apply to all unknown, unanticipated, unsuspected and undisclosed claims, demands, liabilities, actions or causes of action, in law, equity or otherwise, as well as those which are now known, anticipated, suspected or disclosed.

5.           Consultant and Company hereby acknowledge that they have been fully advised by their attorneys of the contents of Section 1542 of the Civil Code of the State of California.  Section 1542 reads as follows:

“Section 1542.  (General Release - Claims Extinguished.)  A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

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Consultant and Company hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release granted in this Agreement.

6.           Consultant hereby agrees, represents and warrants she shall have sole responsibility for the payment and satisfaction of any and all taxes, liens or assignments in law or equity, or otherwise, that may exist with respect to any recovery by Consultant under this Agreement, and that she will fully satisfy all taxes, liens, and assignments upon receipt of the settlement payments.  Consultant further agrees to indemnify Releasees for and hold Releasees harmless from any taxes, penalties or interest paid by it as a result of the Consultant’s failure to pay his own taxes, and to reimburse Releasees for any attorneys’ fees or costs incurred in defending any claim that Releasees wrongfully failed to withhold any moneys from the amount paid pursuant to this Agreement.

7.           Except to the extent necessary to sue for enforcement of this Agreement or to the extent she is compelled to do so by the law, Consultant agrees that she will keep the terms and amount of this Agreement completely confidential and that she will not hereafter disclose any information concerning this Agreement to anyone except to say that, “The matter has been resolved,” provided, however, that she may make such disclosures to her spouse, attorneys and tax advisors, each of whom will be informed of and agree to be bound by this confidentiality clause, or such other nondisclosures as may be required by law.  In the event that Consultant or her counsel receive any subpoena or other directive that requires the disclosure of any information concerning this Agreement, they shall immediately notify Company and their counsel Mark Ziebell in writing.

8.           Consultant and the Company will each respectively bear their own costs, expenses, and attorneys’ fees, whether taxable or otherwise, incurred in or arising out of or in any way related to the matters released herein, except for those costs and attorneys’ fees as specifically stated in paragraphs 6 and 19.

9.           It is understood and agreed that this is a compromise settlement of disputed claims and that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation whatsoever by any party or Releasee to any other party or to any other person whomsoever.

10.         Consultant and the Company represent that they fully understand their right to discuss all aspects of this Agreement with their attorneys, that they have availed themselves of this right, that this Agreement was reached after substantial negotiations, that they have carefully reviewed and fully understand all of the provisions of this Agreement, and that they are voluntarily entering into this Agreement.

11.         Consultant hereby represents and acknowledges that in executing this Agreement she does not rely upon, and has not relied upon, any representation or statement not set forth herein made by any Releasees, the Company or by their agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

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12.         This Agreement contains the entire agreement between the Parties hereto and constitutes the complete, final and exclusive embodiment of their Agreement with respect to the subject matter hereof.  The terms of this Agreement are contractual and not a mere recital.

13.         This Agreement shall bind the heirs, personal representatives, successors and assigns of each Party, and inure to the benefit of each Party and Releasee, their or its agents, directors, officers, employees, servants, successors and assigns.

14.         Consultant hereby represents and warrants that she has not transferred or assigned or attempted to transfer or assign any of the claims released hereunder.

15.         Consultant hereby represents and warrants that in negotiating and executing this Agreement she is not and has not been under the influence of any drugs, medications or other substances which might in any way impair her judgment or ability to understand the terms of this Agreement.

16.         Each party agrees to refrain from disparagement, criticism, defamation or slander of the other Party, its shareholders, officers and directors and agrees not to engage in any conduct that reasonably could damage the reputation of the other party, its shareholders, officers and directors.

17.         This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. The provisions of this Agreement are severable, and if any of its provisions are found to be unenforceable, the remaining provisions shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

18.         This Agreement may be executed in any number of counterparts and the acceptance of any party to the terms hereof may be evidence by the fax transmission of the party’s signature.

19.         If any action or proceeding is brought to interpret or enforce the provisions of this Agreement, the prevailing party or parties shall recover her, his or its reasonable attorneys’ fees and costs.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

By signing this Agreement before the 21 day period described above in paragraph 3 expires, Employee waives his right under the ADEA and the OWBPA to 21 days to consider the terms of this Agreement.  In any case, however, Employee retains the right to revoke this Agreement within seven (7) days, as described above in paragraph 3.

Date: July 24, 2009	/s/ Dee Kelly Dee Kelly Consultant

CRYOPORT, INC.
Date: July 24, 2009	/s/ Larry G. Stambaugh Larry G. Stambaugh Chief Executive Officer

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